Exhibit 99.1

INmune Bio, Inc. Announces First Quarter 2022 Results and Provides Business Update

Company Dosed First Phase 2 Mild Alzheimer’s Disease Patient with Xpro1595; Presented Data from Ongoing INKmune™ Studies Suggesting Increased NK Cell Treatment Effective Against Solid Malignancies

$66.7 Million in cash as of March 31, 2022

Company to Host Conference Call Today, May 5, at 4:30pm ET

BOCA RATON, FL., May 05, 2022 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today reported its financial results for the quarter ended March 31, 2022 and provided a business update.

Q1 2022 and Recent Corporate Highlights

DN-TNF Platform Highlights (XPro™ and INB03):

•	Dosed the first patient in the Phase II trial using XPro™ to treat patients with mild Alzheimer’s Disease (AD). The primary endpoint will examine cognition using the Early AD/MCI Alzheimer's Cognitive Composite (EMACC). Data is anticipated in the second half of 2023.

•	Delivered multiple oral and poster presentations at AD/PD 2022 (International Conference on Alzheimer’s and Parkinson’s Disease).

•	Presented breast cancer data at the 2022 American Association for Cancer Research (AACR) Annual Meeting, which suggested the use of INmune Bio’s DN-TNF candidate, INB03, may help reverse resistance to immunotherapy patients with HER2+ cancers.

INKmune™ Platform Highlights:

•	Planned expansion of INKmune program to include AML and new site in EU.

•	2 of 3 patients with MDS/AML remain stable more than 6 months after the last treatment with INKmune.

•	INKmune shows best-in-class therapeutic persistence measured by activated tumor killing NK cells (NKG2D+ NK cells) in the peripheral blood or bone marrow more than 100 days after INKmune™ treatment in the two patients with stable disease

•	Highlighted the potential of INKmune primed NK cells to treat solid tumors by improving the ability of natural killer (NK) cells to survive hostile tumor microenvironments and by increased avidity, a necessary step for cancer cell killing, compared to NK cells primed with cytokines (IL-2, IL15).

Upcoming Milestones:

•	Initiate Xpro™ Phase 2 program for Mild Cognitive Impairment (MCI) in patients 1H 2022.

•	Initiate XPro™ Phase 2 program for treatment resistant depression (TRD), funded in part by a $2.9 million NIH grant, by 2H 2022.

•	Continued enrollment and opening of sites for XPro™ Phase 2 program for mild AD.

•	Initiate INKmune™ Phase 1 program in ovarian cancer or solid tumor in 2H 2022.

•	Additional open-label Phase 1 trial data of INKmune™ in high-risk MDS/AML.

•	Report top-line data from Phase 2 trial of Xpro™ in MCI patients in mid-2023.

•	Report top-line data from Phase 2 trial of XPro™ in Mild AD patients in 2H 2023.

•	Report pre-clinical INKmune™ data in renal cell carcinoma and nasopharyngeal carcinoma.

“Our scientific platforms continue to showcase our unique approach to repairing dysfunction of the innate immune system,” stated RJ Tesi, M.D., CEO of INmune Bio. “In April, we announced the dosing of our first patient treated with XPro1595 (“XPro™) in the treatment of neuroinflammation as a cause of mild Alzheimer’s disease (AD) in a Phase II clinical trial AD02, a blinded, randomized, placebo-controlled multicenter study in Australia, in Canada and in the United States that will assess the cognitive and functional impact of XPro™ in 201 mild AD patients. A second blinded, randomized, placebo-controlled Phase 2 trial in patients with mild cognitive impairment (MCI) is also planned. It appears that targeting amyloid and tau have little therapeutic benefit. Newer treatment strategies such as targeting glial dysfunction with XPro™ is supported by pre-clinical and epidemiologic studies. We expect top-line results from both clinical trials in 2023.”

“The impact of inflammation and in particular TNF is increasingly apparent as evinced by recent genetic (link) studies,” stated CJ Barnum, VP of CNS Development at INmune Bio. “These Phase 2 studies are the first step in determining the extent to which neutralizing solTNF will benefit MCI and AD patients. Our expectations are high, and we look forward to sharing the results next year.

“The clinical and scientific framework around INKmune™, our NK cell targeting platform continues to grow. We have already observed that two of the three patients treated with INKmune™ for MDS/AML remain off therapy with their disease controlled for more than 6 months since their last dose of INKmune™,” said Dr. Mark Lowdell, Chief Scientific Officer of INmune Bio. “We are demonstrating the effectiveness of INKmune™ in treatment of hematologic malignancies but believe the most promising application will be using INKmune™ to treat residual disease in solid tumors.”

“Separately, we presented additional pre-clinical breast cancer data at the American Association for Cancer Research (AACR) Annual Meeting 2022, which further demonstrated the use of our DN-TNF oncology drug candidate, INB03, to potentially help reverse resistance to immunotherapy for women with HER2+ breast cancer. With this robust collection of data in multiple indications, we are optimistic for the coming quarters and look forward to sharing our continued results with shareholders and clinicians alike,” stated Dr. Tesi.

“We continue to move forward on our planned three Phase II programs this year and believe we are well positioned to deliver on potential value creating milestones in both our DN-TNF and INKmune™ platforms,” concluded Dr. Tesi.

Financial Results for the Quarter Ended March 31, 2022:

Net loss attributable to common stockholders for the quarter ended March 31, 2022 was approximately $6.9 million, compared to approximately $4.6 million for the quarter ended March 31, 2021.

Revenues totaled approximately $0.2 million for the first quarter 2022 compared to approximately $0.0 million for the first quarter 2021.

Research and development expense totaled approximately $4.3 million for the first quarter 2022 compared to approximately $2.5 million during the first quarter 2021.

General and administrative expense was approximately $2.3 million for the first quarter 2022 compared to approximately $2.1 million during the first quarter 2021.

Other expense was approximately $0.4 million for the first quarter 2022 compared to approximately $0.0 million during the first quarter 2021.

As of March 31, 2022, the Company had cash and cash equivalents of approximately $66.7 million.

During the quarter, RJ Tesi, Mark Lowdell, David Moss and Kelly Ganjei bought 82,900 shares for approximately $700,000 as previously reported in an 8-K filed with the SEC. As of May 5, 2022, the Company had approximately 17.9 million common shares outstanding.

Earnings Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: May 5, 2022
Time: 4:30 PM Eastern Time
Participant Dial-in: 1-877-407-0784
Participant Dial-in (international): 1-201-689-8560
Conference ID: 13728543

A live audio webcast of the call can be accessed using this link: https://services.choruscall.com/mediaframe/webcast.html?webcastid=Z4P1Gioe

A transcript will follow approximately 24 hours from the scheduled call. A replay will also be available through May 12, 2022 by dialing 1-844-512-2921 or 1-412-317-6671 (international) and entering PIN no. 13728543.

About XPro™

XPro™ is a next-generation inhibitor of tumor necrosis factor (TNF) that is currently in clinical trial and acts differently than currently available TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro™ could have potential substantial beneficial effects in patients with neurologic disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INKmune™

INKmune™ is a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals akin to treatment with at least three cytokines in combination. INKmune™ is stable at -80oC and is delivered by a simple IV infusion. The INKmune:NK interaction ligates multiple activating and co-stimulatory molecules on the NK cell and enhances its avidity of binding to tumor cells; notably those resistant to normal NK-mediated lysis. Tumor-primed NK (TpNK) cells can lyse a wide variety of NK-resistant tumors including leukemias, lymphomas, myeloma, ovarian cancer, breast cancer.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720
DMoss@INmuneBio.com

Investor Contact: Jason Nelson
Core IR
(516) 842-9614 x-823

The following table summarizes our results of operations for the periods indicated:

INMUNE BIO, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$66,729	$74,810
Research and development tax credit receivable	5,149	4,913
Other tax receivable	499	591
Prepaid expenses	4,668	2,278
Prepaid expenses – related party	14	14

TOTAL CURRENT ASSETS	77,059	82,606

Operating lease – right of use asset – related party	681	726
Other assets	99	99
Acquired in-process research and development intangible assets	16,514	16,514

TOTAL ASSETS	$94,353	$99,945

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,551	$3,733
Accounts payable and accrued liabilities – related parties	9	80
Deferred liabilities	584	474
Operating lease, current liabilities	82	72
TOTAL CURRENT LIABILITIES	3,226	4,359

Long-term debt, less debt discount	14,514	14,458
Long-term operating lease liabilities	684	704
Accrued liability – long-term	287	199
TOTAL LIABILITIES	18,711	19,720

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 17,945,995 and 17,843,303 shares issued and outstanding, respectively	18	18
Additional paid-in capital	146,186	143,921
Accumulated other comprehensive income	56	1
Accumulated deficit	(70,618)	(63,715)
TOTAL STOCKHOLDERS’ EQUITY	75,642	80,225

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$94,353	$99,945

INMUNE BIO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE QUARTERS ENDED MARCH 31, 2022 AND 2021
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2022	2021

REVENUE	$163	$4

OPERATING EXPENSES
General and administrative	2,332	2,061
Research and development	4,309	2,491
Total operating expenses	6,641	4,552

LOSS FROM OPERATIONS	(6,478)	(4,548)

OTHER EXPENSE
Other expense, net	(425)	(8)
Total other expense, net	(425)	(8)

NET LOSS	$(6,903)	$(4,556)

Net loss per common share – basic and diluted	$(0.39)	$(0.32)

Weighted average number of common shares outstanding – basic and diluted	17,870,285	14,322,659

COMPREHENSIVE LOSS
Net loss	$(6,903)	$(4,556)
Other comprehensive income – foreign currency translation	55	1
Total comprehensive loss	$(6,848)	$(4,555)

INMUNE BIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE QUARTERS ENDED MARCH 31, 2022 AND 2021
(In thousands)
 (Unaudited)

	For the Three Months
	Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,903)	$(4,556)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,536	899
Accretion of debt discount	56	-
Changes in operating assets and liabilities:
Research and development tax credit receivable	(236)	(504)
Other tax receivable	92	(41)
Prepaid expenses	(2,390)	(1,294)
Prepaid expenses – related party	-	(15)
Accounts payable and accrued liabilities	(1,182)	54
Accounts payable and accrued liabilities – related parties	(71)	(24)
Deferred liabilities	110	401
Accrued liability – long-term	88	-
Operating lease liabilities	35	(12)
Net cash used in operating activities	(8,865)	(5,092)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common stock	699	28,446
Net proceeds from the exercise of warrants	30	18
Net cash provided by financing activities	729	28,464

Impact on cash from foreign currency translation	55	1

NET (DECREASE) INCREASE IN CASH	(8,081)	23,373

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	74,810	21,967

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$66,729	$45,340

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest expense	$291	$-